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                                                                    EXHIBIT 99.1

[WILLIAMS LOGO]

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10/25/2001

                     WILLIAMS' 3RD QUARTER 2001 EARNINGS PER
                           SHARE INCREASES 63 PERCENT

TULSA -- Williams (NYSE:WMB), led by substantially improved performance of its energy marketing & trading and exploration & production units, reported unaudited third-quarter net income of 44 cents per share on a diluted basis vs. 27 cents per share for the same period of last year. Absent investment write-downs and other charges, Williams' recurring third quarter 2001 results would be 65 cents per share, compared with the Wall Street consensus estimate of 53 cents.

Investment write-downs totaled approximately $94 million, primarily reflecting a $71 million reduction in the market value of Williams' retained investment in Williams Communications (NYSE:WCG).

"On the strength of this quarter, I am confident that our results from operations for 2001 will top last year's record performance," said Keith E. Bailey, chairman and chief executive officer. "It is gratifying to achieve such solid earnings during a period when our charitable commitments also reached new highs - some $30 million to local United Way agencies across America, the victims of terrorist attacks and ongoing support of higher education."

Steven J. Malcolm, president and chief operating officer, said, "Williams has established a balanced, diversified energy business platform that we believe is capable of growing profitability for the foreseeable future. We are raising our earnings guidance for 2001 from $2.30-$2.35 per share to approximately $2.40 per share, and suggest an ongoing recurring earnings growth rate estimate of 15 percent or more per year.

"We are seeing more companies than ever before working with us to determine whether we can help them effectively manage price volatility and certainty of adequate supply," he said. "And, we are actively pursuing a number of large-scale growth projects that allow us to deploy significant levels of capital to more fully develop and deliver North American energy supplies. Expanding in this balanced approach gives us great confidence in our opportunity and ability to deliver value-added service to our customers along with continued record financial performance."



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Following is a summary of Williams' major business groups:

Energy Marketing & Trading, which provides energy commodities marketing and trading and price-risk management services, reported third-quarter segment profit of $357.2 million vs. $147.1 million for the same period last year.

The improvement primarily was due to higher earnings from proprietary natural gas and power trading activities, including $180 million in revenues associated with prior-quarter 2001 power sales in California resulting primarily from additional guidance regarding the state's credit responsibility for power sales to major utilities. The quarter also included the benefit of increased earnings from crude oil and refined products trading activities. Partially offsetting was a $23 million loss from the write-down of certain marketable equities and cost-based investments.

Gas Pipeline, which provides natural gas transportation and storage services through systems that span the United States, reported third-quarter 2001 segment profit of $137.7 million, compared with $153.4 million during the same period a year ago.

The decrease was almost entirely due to matching contribution commitments to local United Way agencies across America, reflecting the record level of funds raised by employees in Williams' "Riding the Line" campaign. Last year's matching contributions to this effort were made during the fourth quarter.

Significant progress on expansion projects was made during the third quarter. The Federal Energy Regulatory Commission approved reactivation of the Cove Point liquid natural gas import facility in Maryland, which by spring of next year will be capable of delivering new sources of natural gas to Eastern United States markets. Also, Williams filed an application with the FERC to build a $154 million mainline expansion to increase Idaho, Oregon and Washington customers' access to natural gas supply. And, construction continues on the Gulfstream pipeline, a 753-mile natural gas pipeline system scheduled to begin serving the Florida market beginning in June of next year.

Energy Services, which provides a wide range of energy products and services, reported third-quarter 2001 segment profit of $215.9 million, compared with $168.4 million during the same period a year ago. Results of the major business segments within Energy Services are:

Midstream Gas & Liquids, which provides gathering, processing, natural gas liquids transportation, fractionation and storage services, reported third-quarter segment profit of $81.1 million vs. $83.2 million for the same period last year. The decrease primarily was due to increased operating and maintenance costs and lower domestic liquids volumes, partially offset by the contribution of western Canadian gathering and processing facilities acquired late last year.

During the third quarter, Williams announced it will invest more than $400 million to develop the Devils Tower deep-water Gulf of Mexico project, which includes a floating production facility and oil and natural gas export pipelines. Williams also announced agreements have been signed with the predominant producers in the field to utilize the assets, which are scheduled to be placed into service in mid-2003.

Petroleum Services, which includes refining, travel centers, petroleum products transportation and terminals, bio-energy and olefins production, reported third-quarter segment profit of $66.1



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million vs. $60.2 million for the same period last year. The improved results are primarily due to higher Midsouth refining volumes sold and lower operating expenses and improved bio-energy results, partially offset by increased Travel Center losses and lower olefins production levels.

Last week, Williams announced it has received final approval from the federal government to begin construction later this year of a $200 million petroleum products pipeline system from Bloomfield, N.M., to Salt Lake City. The project includes the modification of 220 miles of existing pipeline, construction of 260 miles of new pipeline and the development of storage and distribution facilities in Utah. The project is expected to be built in phases over the next three years.

Exploration & Production, which includes natural gas exploration, development and production in basins within the Rocky Mountains, Texas, Louisiana and Gulf of Mexico, reported third-quarter segment profit of $56.9 million vs. $18 million for the same period last year. The improvement primarily was due to operating results related to the acquisition of Barrett Resources.

Also included within Energy Services is the International business unit, as well as the results of the recently created Williams Energy Partners. Combined segment profit for these two units was $11.8 million for the third quarter of 2001 vs. $8.4 million for the same period of last year.

Conference Call

Keith Bailey and Steve Malcolm will discuss third-quarter earnings during a conference call scheduled for 9 a.m. Eastern on Thursday, Oct. 25. To participate, dial:

- Domestic: (800) 811-0667

- International: (913) 981-4901

- Request "Williams Analyst Conference Call"

For replays available through the end of day Nov. 1, dial:

- Domestic: (888) 203-1112

- International: (719) 457-0820

- Conference ID: 458856

About Williams (NYSE: WMB)

Williams, through its subsidiaries, connects businesses to innovative, reliable energy products and services. Williams information is available at http://www.williams.com.

Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of



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1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.


Contact Information:

Jim Gipson,                  Rick Rodekohr, Williams (investor relations)         Richard George, Williams (investor relations)
(918) 573-2111               (918) 573-2087                                       (918) 573-3679
Jim.gipson@williams.com      rick.rodekohr@williams.com                           richard.george@williams.com



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